Exhibit 5






                                October 24, 1997



Board of Directors
CNB Holdings, Inc.
P. O. Box 1060
Pulaski, Virginia  24301

Ladies and Gentlemen:

                  We have participated in the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed by CNB Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on October 24, 1997, covering a maximum of 330,000 shares of common stock, par value $5.00 per share (the "Common Stock") which shares are proposed to be offered to the public by the Company and pursuant to an agency agreement filed as an exhibit to the Registration Statement.

                  We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia. Based on the foregoing, and subject to all limitations and qualifications set forth herein, it is our opinion that the 330,000 shares of Common Stock, when issued pursuant to the Offering in exchange for payment therefor, will be validly issued, fully paid, and non-assessable under the laws of the Commonwealth of Virginia. Our opinion is expressed as of the date that the shares of Common Stock are issued pursuant to the Offering, and we do not assume any obligation to update or supplement our opinion to reflect any fact, circumstance, or change in law arising or occurring after such date.

                  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our name therein and under the caption "Legal Opinions" in the prospectus contained therein.

                                   Sincerely,



                                                     MAYS & VALENTINE, L.L.P.